Exhibit 17.1

RESIGNATION

Molecular Pharmacology (USA) Limited

TO:     Molecular Pharmacology (USA) Limited
            Drug Discovery Centre
            28 Oxford Street, Leederville 6007
            Perth, Western Australia

I, Simon Watson, hereby resign as a Director, Officer and/or any other position which I may currently hold in Molecular Pharmacology (USA) Limited, effective as of 5:00 UTC/GMT, November 12, 2008.

My resignation is not due to any disagreement with Molecular Pharmacology (USA) Limited, other board members or its audit firm on any matter related to its operations, policies or practices.

Dated this 12th day of November, 2008.

/s/ Simon Watson

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By: Simon Watson